Exhibit 10.3

TRANSITION AGREEMENT
This Transition Agreement (“Agreement”) is made between Absci Corporation, a Delaware corporation (the “Company”) having an office at 18105 SE Mill Plain Blvd, Vancouver, WA 98683, and Gregory Schiffman (the “Executive”). The Company together with the Executive shall be referred to collectively as the “Parties.” Terms with initial capitalization not otherwise defined shall have the meanings ascribed to such terms in the Employment Agreement (as defined below).

WHEREAS, the Parties entered into an Employment Agreement that became effective as of the closing of the Company’s first underwritten public offering of its equity securities pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Employment Agreement”);

WHEREAS, the Executive intends to retire from his employment with the Company;

WHEREAS, the Executive and the Company desire that the Executive continues his at- will employment during a transition period for up to nine (9) months prior to retiring;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.Transition Period.

(a)If the Executive enters into, does not revoke and complies with this Agreement, then his at-will employment with the Company will continue until May 31, 2024, unless he sooner resigns or the Company terminates his employment. The actual last day of the Executive’s at-will employment with the Company is referred to herein as the “Retirement Date,” and the time period between the Effective Date of this Agreement (as defined below) and the Retirement Date is the “Transition Period.”

(b)During the Transition Period, the Executive will serve as the Company’s senior advisor and shall have such powers and duties as may from time to time be prescribed by the Company’s Chief Executive Officer (the “CEO”) or other duly authorized Company executives. The Executive’s position and duties may change during the Transition Period, and the Executive acknowledges and agrees that such changes shall not constitute a Good Reason Condition and that Good Reason shall not apply during the Transition Period. The Executive shall no longer oversee the financial operations of the Company but, instead will provide advisory services to the Company as requested by the CEO or other duly authorized Company executives.

(c)The Executive may serve on other boards of directors, with the approval of the Board of Directors of the Company (the “Board”), or engage in religious, charitable, or other community activities as long as such services and activities do not interfere with the Executive’s performance of his duties to the Company. The Executive will work primarily remotely, provided that the Executive may be required to come to the Company’s offices and travel for business, consistent with the Company’s business needs. The Executive shall work cooperatively and professionally with his colleagues during the Transition Period, including, without limitation, with respect to transitioning his duties.

(d)During the Transition Period, the Executive will (i) be paid his Base Salary, (ii) remain eligible to participate in the Company’s group employee benefit plans, subject to the terms and conditions of those plans, and (iii) continue to vest in his outstanding equity awards through the Retirement Date consistent with the Company’s applicable equity incentive plan(s) and the applicable award agreement(s) (collectively, the “Equity Documents”).

Exhibit 10.3

2.Ending of Employment.

(a)The Executive’s employment with the Company will end no later than May 31, 2024. If (i) the Executive resigns with the prior written approval of the CEO or (ii) the Company terminates the Executive’s employment without Cause, in either case prior to August 31, 2023, then the Company will continue to pay the Executive his Base Salary on the Company’s regular payroll dates through May 31, 2024, as severance pay, provided that the Company reserves the right to require the Executive to execute a release of claims updating the release of claims set forth in Section 3 below in exchange for receiving such severance pay.

(b)If the Executive commences other employment during the Transition Period, the Executive must immediately inform the Company. For the avoidance of doubt, if the Company terminates the Executive’s employment for Cause or the Executive resigns without the CEO’s prior written approval prior to May 31, 2024, then his employment will end, he will cease vesting as of the Retirement Date, he shall be entitled to the Accrued Obligations (as defined below), and he shall have no further rights to any compensation or benefits from the Company or any of its affiliates.

(c)Regardless of whether the Retirement Date is on May 31, 2024, or an earlier date, the Executive will cease vesting in his equity awards on the Retirement Date consistent with the terms of the Equity Documents, and the Company shall pay or provide to the Executive (or to the Executive’s authorized representative or estate) (i) any Base Salary earned through the Retirement Date, (ii) unpaid expense reimbursements (subject to, and in accordance with, Section 2(c) of the Employment Agreement), and (iii) any vested benefits the Executive may have under any employee benefit plan of the Company through the Retirement Date, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans (collectively, the “Accrued Obligations”). The Executive will also be provided with information regarding the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) under separate cover.

(d)The Parties acknowledge and agree that all notice obligations under Section 4(a) of the Employment Agreement have been satisfied. To the extent applicable, the Executive shall be deemed to have resigned from all officer and board member positions that he holds with the Company or any of its respective subsidiaries or affiliates upon the Retirement Date, and the Executive agrees to execute any documents reasonably requested by the Company in order to effectuate such resignations. As of the Retirement Date, the Executive shall have no further employment relationship with the Company or any of its subsidiaries or affiliates.

(e) If the Executive signs and does not revoke this Agreement, the Company will provide the Executive with a prorated bonus amount for 2023 equal to $110,630, less applicable taxes and withholdings.  This payment will be made at the same time the Company pays its 2023 bonuses.

3.General Release. In consideration for, among other terms, the opportunity to continue the Executive’s at-will employment during the Transition Period and to receive compensation, benefits, and continued vesting during such time, to which the Executive acknowledges he would not otherwise be entitled, the Executive irrevocably and unconditionally releases and forever discharges the Company, all of its affiliated and related entities, its and their respective predecessors, successors and assigns, employee benefit plans and the fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, consultants, attorneys, accountants, fiduciaries and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown, that, as of the date when the Executive signs this Agreement, he has, ever had, now claims to have or ever claimed to have had against any or all of the Releasees (“Claims”). This release includes, without limitation, the complete waiver and release of all Claims: arising in connection with or under the

Exhibit 10.3
Employment Agreement or any other agreement between the Executive and any of the Releasees; of breach of express or implied contract; of wrongful termination of employment, whether in contract or tort; of intentional, reckless or negligent infliction of emotional distress; of breach of any express or implied covenant of employment, including the covenant of good faith and fair dealing; of interference with contractual or advantageous relations, whether prospective or existing; of deceit or misrepresentation; of discrimination or retaliation under federal, state or local law, including, without limitation, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., as amended, the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., and the Washington Law Against Discrimination; under any federal, state, local or foreign statute, rule, ordinance or regulation; of promissory estoppel or detrimental reliance; of violation of public policy; for wages, bonuses, incentive compensation, vacation pay or any other compensation or benefits, whether under the Washington Wage Payment Act, or otherwise; for fraud, slander, libel, defamation, disparagement, personal injury, negligence, compensatory or punitive damages, or any other Claim for damages or injury of any kind whatsoever; and for monetary recovery, injunctive relief, attorneys’ fees, experts’ fees, medical fees or expenses, costs and disbursements. The Executive understands that this general release of Claims includes, without limitation, any and all Claims related to the Executive’s employment by the Company (including without limitation, any Claims against the Company in respect of any stock-based awards of any kind) and the termination of his employment, and all Claims as a Company stockholder or option holder arising up to and through the date that the Executive signs this Agreement. The Executive understands that this general release does not extend to any rights or claims that may arise out of acts or events that occur after the date on which the Executive signs this Agreement, or to Claims that cannot be released as a matter of law. The Executive represents that he has not assigned to any third party and has not filed with any agency or court any Claim released by this Agreement. This release does not affect the Executive’s rights or obligations under this Agreement, nor shall it affect the Executive’s rights, if any, to indemnification by the Company pursuant to the Company’s organizational documents or, if applicable, any written indemnification agreement between the Company and the Executive, or coverage, if any, under applicable directors’ and officers’ insurance policies.

4.Return of Property. Upon the earlier of the Retirement Date or a request by the Company, the Executive is required to immediately return all Company property, including, without limitation, his Company laptop, computer equipment, software, keys, key fobs and access cards, credit cards, files and any documents (including computerized data and any copies made of any computerized data or software) containing information concerning the Company, its business or its business relationships (“Company Property”). After returning all Company Property, the Executive commits to deleting and finally purging any duplicates of files or documents that may contain Company or customer information from any non-Company computer, phone or other device that remains the Executive’s property after the Retirement Date. The obligations contained in this Section 4 are supplemental to, and not in lieu of, any return of property obligations the Executive has pursuant to the Confidentiality and Proprietary Rights Agreement (the “Restrictive Covenants Agreement”), a copy of which is attached hereto as Exhibit A and the terms of which are incorporated by reference herein.

5.Noncompetition. The Executive acknowledges and agrees that the nondisclosure, nonsolicitation, and noncompetition provision set forth or referred to in Section 8 of the Employment Agreement remain in full force and effect. For the avoidance of doubt, the Executive’s employment with the Company is not ending due to a layoff, such that there will be no Garden Leave Pay owed to the Executive during the Restricted Period.

6.Communications. The Company shall make a formal written announcement about the Executive’s transition and retirement. The Executive acknowledges and understands the interests of the Company in shaping the messaging and communicating about the Executive’s transition and retirement.

7.Cooperation. During and after the Executive’s employment, the Executive shall cooperate fully with the Company including without limitation in connection with (i) the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company, and (ii) the investigation, whether internal or external, of any matters about which the Company believes the Executive may have knowledge or information. The Executive’s full cooperation in connection with such claims, actions or investigations shall include, but not be limited to, being available to meet with counsel to answer questions or to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive's performance of obligations pursuant to this Section.

8.Continuing Obligations; Injunctive Relief. The Executive acknowledges that the opportunity to continue his at-will employment during the Transition Period and receive the associated compensation, benefits and equity vesting is conditioned on his full compliance with Sections 4 through 7 of this Agreement and the provisions of the Restrictive Covenants Agreement (collectively, the “Continuing Obligations”). In the event that (i) the Executive fails to comply with any of the Continuing Obligations, or (ii) the Board learns new information after the Retirement Date and determines that the Executive’s employment could have been terminated for Cause under the Employment Agreement, then in addition to any other legal or equitable remedies it may have for such breach, the Company shall have the right to immediately terminate the Executive’s employment for Cause. Such termination in the event of a breach by the Executive shall not affect the general release in Section 3 of this Agreement or the Executive’s obligation to comply with the Continuing Obligations. Further, the Executive agrees that it would be difficult to measure any damages caused to the Company that might result from any breach by the Executive of the Continuing Obligations and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of the Continuing Obligations, the Company shall be entitled, in addition to all other remedies it may have, to an injunction or other appropriate equitable relief to restrain any such breach, without showing or proving any actual damage to the Company. In the event of a dispute arising out of or relating to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs.

9.Advice of Counsel. This Agreement is a legally binding document and the Executive’s signature will commit the Executive to its terms. The Company advises the Executive to consult with an attorney prior to signing this Agreement. The Executive acknowledges that that he has carefully read and fully understands all the provisions of this Agreement and that he is voluntarily entering into this Agreement. In signing this Agreement, the Executive is not relying upon any promises or representations made by anyone at or on behalf of the Company.

10.Protected Disclosures. Nothing in this Agreement or otherwise limits the Executive’s
(i) obligation to testify truthfully in any legal proceeding; (ii) right to file a charge or complaint with any federal agency or any state or local governmental agency or commission (together, a “Government Agency”); (iii) ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency; or (iv) discuss or disclose information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that the Executive has reason to believe is unlawful. If the Executive files any charge or complaint with any Government Agency and if the Government Agency pursues any claim on the Executive’s behalf, or if any other third party pursues any claim on the Executive’s behalf, the Executive waives any right to monetary or other individualized relief (either individually or as part of any collective or class action); provided that nothing in this Agreement limits any right the Executive may have to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission.

11.Time for Consideration; Effective Date. The Executive acknowledges that he has been given the opportunity to consider this Agreement for twenty-one (21) days from his receipt of this Agreement before signing it (the “Consideration Period”). To accept this Agreement, the Executive must return a signed, unmodified original or pdf copy of this Agreement so that it is received by the undersigned on or before the expiration of the Consideration Period. If the Executive signs this Agreement prior to the end of the Consideration Period, the Executive acknowledges by signing this Agreement that such decision was entirely voluntary and that he had the opportunity to consider this Agreement for the entire Consideration Period. For a period of seven (7) days from the date of his execution of this Agreement, the Executive shall retain the right to revoke this Agreement by written notice that must be received by the undersigned before the end of such revocation period. This Agreement shall become effective on the later of (i) the business day immediately following the expiration of the revocation period and (ii) August 31, 2023 (the “Effective Date”), provided that the Executive does not revoke this Agreement during the revocation period. Notwithstanding the foregoing, the Company may withdraw the offer of this Agreement or may void this Agreement before the Effective Date if the Executive breaches any provision contained in this Agreement (including any provision of the Restrictive Covenants Agreement).

12.Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

13.Entire Agreement. This Agreement, together with the Restrictive Covenants Agreement, constitutes the entire agreement between the Executive and the Company concerning the Executive’s employment with the Company, and supersedes and replaces any and all prior agreements and understandings between the Parties concerning the Executive’s employment with the Company including, without limitation, the Employment Agreement (except for the definition of Cause in Section 3(c) and the noncompetition provision in Section 8(b) thereof, which are preserved), provided that the Equity Documents shall continue to be in full force and effect in accordance with their terms.

14.Waiver; Amendment. No waiver of any provision of this Agreement, including the Continuing Obligations, shall be effective unless made in writing and signed by the waiving party. The failure of the Company to require the performance of any term or obligation of this Agreement or the Continuing Obligations, or the waiver by the Company of any breach of this Agreement or the Continuing Obligations shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. This Agreement may not be modified or amended except in a writing signed by both the Executive and a duly authorized representative of the Company.

15.Taxes. The Company shall undertake to make deductions, withholdings, and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings, and tax reports. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or withholding from any payment or benefit.

16.Section 409A. To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-l(h). The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party. The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section. Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

17.Acknowledgment of Wage and Other Payments. The Executive acknowledges and represents that, except as expressly provided in this Agreement, the Executive has been paid all wages, bonuses, compensation, benefits and other amounts that any of the Releasees has ever owed to the Executive. The Executive is not entitled to any other compensation or benefits from the Company related to his employment following the Retirement Date except as specifically set forth in this Agreement.

18.Waiver of Jury Trial. Each of the Executive and the Company irrevocably and unconditionally WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE EXECUTIVE'S EMPLOYMENT BY THE COMPANY OR ANY AFFILIATE OF THE COMPANY, INCLUDING WITHOUT LIMITATION THE EXECUTIVE'S OR THE COMPANY'S PERFORMANCE UNDER, OR THE ENFORCEMENT OF, THIS AGREEMENT.

19.Consent to Jurisdiction. The Parties hereby consent to the jurisdiction of the state and federal courts of the State of Washington. Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

20.Governing Law; Interpretation. This is a Washington contract and shall be construed under and be governed in all respects by the laws of the State of Washington, without giving effect to the conflict of laws principles thereof. In the event of any dispute, this Agreement is intended by the Parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either Party or the “drafter” of all or any portion of this Agreement.

21.Assignment; Successors and Assigns. Neither the Executive nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement (including the Restrictive Covenants Agreement) without the Executive’s consent to any affiliate or to any person or entity with whom the Company shall hereafter effect a reorganization or consolidation, into which the Company merges or to whom it transfers all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon the Executive and the Company, and each of the Executive’s and the Company’s respective successors, executors, administrators, heirs and permitted assigns. In the event of the Executive’s death after the Retirement Date but prior to the completion by the Company of all payments due to the Executive under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to the Executive’s death (or to the Executive’s estate, if the Executive fails to make such designation).

22.Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

IN WITNESS WHEREOF, the Parties, intending to be legally bound, have executed this Agreement on the date(s) indicated below.

ABSCI CORPORATION

By: /s/ Sean McClain
Name: Sean McClain
Title: Founder and CEO
Date: 8/14/2023

EXECUTIVE

By: /s/ Gregory Schiffman
Name: Gregory Schiffman
Title: Chief Financial Officer
Date: 8/14/2023

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